For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

HOLD FOR RELEASE:
4:00 P.M. EASTERN DAYLIGHT TIME
Wednesday, November 3, 2010

ALEXANDER & BALDWIN, INC. REPORTS
THIRD QUARTER 2010 NET INCOME OF $25.7 MILLION

•	Strong rates and volumes continue for the China-Long Beach Express 1 (CLX1)
•	New South China service to Long Beach (CLX2) initiated
•	Agribusiness on track for full-year breakeven or modest profitability in 2010

HONOLULU (November 3, 2010) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the third quarter of 2010 was $25.7 million, or $0.62 per diluted share. Net income in the third quarter of 2009 was $8.5 million, or $0.21 per diluted share. Revenue in the third quarter of 2010 was $444.3 million, compared to revenue of $371.0 million in the third quarter of 2009.
Net income for the first nine months of 2010 was $71.9 million, or $1.74 per diluted share. Net income in the first nine months of 2009 was $24.1 million, or $0.59 per diluted share. Revenue for the first nine months of 2010 was $1,185.6 million, compared to revenue of $1,034.3 million in the same period of 2009.
“A&B’s strong performance in China and improved Agribusiness results were again the principal drivers of year-over-year performance. Also noteworthy is the stable performance of our other segments given the current economic environment,” said Stanley M. Kuriyama, A&B president and chief executive officer. “Solid year-to-date earnings and cash flows, coupled with a strong balance sheet, allowed us to expand Matson’s presence in China and continue investment in our core real estate development projects, laying the groundwork for future performance and shareholder value creation.”

QUARTER SUMMARY AND OUTLOOK
 With the rapid recovery of China rates, a peak season surcharge in place for the entire quarter and higher volumes compared with the third quarter of 2009, Matson CLX1’s performance was excellent. The Company’s stevedoring joint venture, SSAT, also benefitted from strength in Transpacific volumes. As a result, Ocean Transportation operating profit rose by 67 percent in the quarter versus the prior year. While management expects that CLX1 will perform well for the balance of the year, some normal volume and rate softening due to the end of the peak season in September is anticipated.
Matson’s second China string, CLX2, completed its first steady-state sailing in mid-September. Offices have been established in the new China ports of Hong Kong and Shenzhen and five vessels have been time-chartered, with full deployment of the five-ship string initiated in October. The execution is progressing well and CLX2’s financial performance is tracking the Company’s previously disclosed estimates.
Container volumes in the Hawaii and Guam trade lanes were relatively flat in the quarter compared with the third quarter of 2009, as was Logistics Services’ performance. These operations have yet to experience the recovery seen in the Company’s China service and SSAT joint venture.
Although there were no sales of improved commercial properties in the third quarter, favorable demand for quality properties persists. On October 7, the Company sold the Ontario Distribution Center (California) for a substantial gain and management anticipates utilizing the proceeds from this sale in a 1031 exchange. No significant additional improved commercial property sales are -planned for the remainder of 2010.
Construction progress continues at the Company’s Kukui’ula joint venture project and activity is accelerating at Maui Business Park II. These long-term, multi-phase projects, together with other projects in various stages of design and permitting, will help ensure that the Company is well positioned to meet demand when the market returns. As anticipated, Real Estate Leasing operating profit in the quarter was down compared with the third quarter of 2009, due principally to the impact of a still soft economy on lease renewal rents. However, portfolio occupancies are stabilizing and there is a general improvement in leasing interest.
Agribusiness generated a modest profit for the second consecutive quarter, a $14.6 million improvement over the same quarter in 2009, and is on track to achieve breakeven performance or modest profitability in 2010. The year-over-year recovery results from higher sugar prices and a forecasted 35 percent improvement in annual sugar production.
        Tourism has been a bright spot for Hawaii’s economy, with July and August visitor arrivals, expenditures and statewide hotel occupancies increasing significantly compared with last year. Hawaii’s unemployment rate of 6.3 percent at the end of September was slightly lower than the 6.9 percent posted at the end of 2009, and well below the September national rate of 9.6 percent.

TRANSPORTATION INDUSTRY

Ocean Transportation – Third quarter of 2010 compared with 2009

	Quarter Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$267.5	$234.2	14%
Operating profit	$40.4	$24.2	67%
Operating profit margin	15.1%	10.3%
Volume (Units)*
Hawaii containers	34,500	35,100	-2%
Hawaii automobiles	19,100	21,200	-10%
China containers	16,000	12,400	29%
Guam containers	3,500	3,500	--%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue for the third quarter of 2010 increased $33.3 million, or 14 percent, compared with the third quarter of 2009. The revenue increase was principally due to a $24.8 million increase resulting from higher yields and improved cargo mix, principally in the China trade and a $5.6 million increase due to higher volume in China, partially offset by a decrease in Hawaii volume.
Total Hawaii container volume was down 2 percent compared to the third quarter of 2009, principally reflecting lower eastbound shipments of agricultural products. Matson’s Hawaii automobile volume for the quarter was 10 percent lower than the third quarter of last year, due principally to the timing of automobile rental fleet replacement activity. China container volume increased 29 percent in the third quarter of 2010 compared with 2009, principally due to the commencement of Matson’s second China string serving South China, as well as an increase in market demand. Guam container volume was flat in the third quarter of 2010, but reflected a decline in eastbound containers that were offset by westbound container growth.
Operating profit for the third quarter of 2010 increased $16.2 million, or 67 percent, compared with the third quarter of 2009. The increase in operating profit was principally due to $24.8 million increase in yields, primarily related to the China trade, and a $4.5 million increase related to a net increase in volume, driven by the China trade. The improvement in operating profit was partially offset by increased vessel operating expenses of $7.8 million primarily related to the commencement of the new China string, higher drydock costs, and higher labor costs. Additionally, terminal handling costs increased by $5.1 million due to contractual increases in terminal fees and handling charges. Matson’s share of SSAT joint venture earnings increased by $2.6 million, principally due to higher container lift volumes in 2010.

Ocean Transportation – First nine months of 2010 compared with 2009

	Nine Months Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$754.2	$653.8	15%
Operating profit	$87.8	$44.8	96%
Operating profit margin	11.6%	6.9%
Volume (Units)*
Hawaii containers	99,600	101,900	-2%
Hawaii automobiles	62,000	62,800	-1%
China containers	44,200	33,100	34%
Guam containers	11,200	10,500	7%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of the reporting period.

Ocean Transportation revenue for the first nine months of 2010 increased $100.4 million, or 15 percent, compared with the first nine months of 2009. This increase was due principally to a $42.7 million increase in revenue due to higher yields, principally in the China trade, a $31.6 million increase in fuel surcharges due to higher fuel prices, and a $20.3 million increase in revenue related to overall higher volumes.
Hawaii container volumes for the first nine months of 2010 were lower due to the same factors cited for the quarter. Hawaii auto volume was essentially flat in the first nine months of 2010 compared to 2009. China container volumes increased 34 percent for the same reasons cited for the quarter. Guam container volumes increased 7 percent due to an increase in market demand related, in part, to activities associated with the expected U.S. military build-up.
Operating profit for the first nine months of 2010 increased $43.0 million, or 96 percent, compared with the first nine months of 2009. The increase in operating profit was principally due to the yield and volume improvement in China cited previously, as well as a $3.9 million reduction in general and administrative expenses primarily due to a $6.0 million charge recorded in the first quarter of 2009 related to Matson’s 2009 workforce reduction program. The improvement in operating profit was partially offset by increased terminal handling costs of $18.1 million due to contractual increases, an increase in vessel operating expenses of $6.8 million due to the new China string and higher drydock and repair costs, as well as a $3.3 million increase in purchased transportation expenses that was driven by higher volumes. Matson’s share of SSAT joint venture earnings increased by $7.2 million due to higher container lift volumes in 2010.

Logistics Services – Third quarter of 2010 compared with 2009

	Quarter Ended September 30,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$52.7	$48.2	9%
Highway revenue	39.7	34.1	16%
Total Revenue	$92.4	$82.3	12%
Operating profit	$1.8	$2.2	-18%
Operating profit margin	1.9%	2.7%

Logistics Services revenue for the third quarter of 2010 increased $10.1 million, or 12 percent, compared with the third quarter of 2009. This increase was principally due to higher Intermodal and Highway rates, as well as higher revenue driven by additional warehousing activity. Intermodal volume was flat while Highway volume increased 7 percent, due primarily to an improvement in less-than-truckload business volume.
Logistics Services operating profit for the third quarter of 2010 decreased $0.4 million, or 18 percent, compared with the third quarter of 2009. Operating profit decreased principally due to lower Highway yields, the result of increased competition and equipment capacity constraints, and higher warehouse operating costs at MGDS, partially offset by higher Intermodal margins.

Logistics Services – First nine months of 2010 compared with 2009

	Nine Months Ended September 30,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$149.0	$139.5	7%
Highway revenue	109.1	99.3	10%
Total Revenue	$258.1	$238.8	8%
Operating profit	$5.2	$5.5	-5%
Operating profit margin	2.0%	2.3%

Logistics Services revenue for the first nine months of 2010 increased $19.3 million, or
8 percent, compared with the first nine months of 2009. This increase was principally due to higher Intermodal and Highway rates and volumes and higher warehousing activity. Intermodal and Highway volumes increased by 1 percent and 11 percent, respectively. Highway volume increased due to an improvement in the less-than-truckload business as well as a large military contract move that occurred in the first quarter of 2010.
Logistics Services operating profit for the first nine months of 2010 decreased $0.3 million, or 5 percent, compared with the first nine months of 2009. Operating profit decreased principally due to lower domestic intermodal yields, the result of increased competition and equipment capacity constraints, and higher warehouse operating costs at MGDS, partially offset by an improvement in Highway driven by the large military contract move noted above.

REAL ESTATE INDUSTRY

Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations.  This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses.
Effect of Property Sales Mix on Operating Results:  Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit. The mix of real estate sales in any year or quarter can be diverse and can include developed residential real estate, commercial properties, developable subdivision lots, undeveloped land, and property sold under threat of condemnation. The sale of undeveloped land and vacant parcels in Hawaii generally provides higher margins than does the sale of developed and commercial property, due to the low historical-cost basis of the Company’s Hawaii land. Consequently, real estate sales revenue trends, cash flows from the sales of real estate, and the amount of real estate held for sale on the balance sheets do not necessarily indicate future profitability trends for this segment. Additionally, the operating profit reported in each quarter does not necessarily follow a percentage of sales trend because the cost basis of property sold can differ significantly between transactions.

Real Estate Leasing – Third quarter of 2010 compared with 2009

	Quarter Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$24.4	$25.2	-3%
Operating profit	$9.3	$10.2	-9%
Operating profit margin	38.1%	40.5%
Occupancy Rates:
Mainland	85%	83%	2%
Hawaii	91%	95%	-4%
Leasable Space (million sq. ft.):
Mainland	7.0	7.1	-1%
Hawaii	1.4	1.4	--%

Real Estate Leasing revenue for the third quarter of 2010, before subtracting amounts presented as discontinued operations, was 3 percent lower than 2009, principally due to the timing of acquisitions and dispositions and lower rents in the mainland portfolio. Hawaii occupancy declined 4 percent, primarily due to the July 2010 acquisition of Komohana Industrial Park, a fee simple, fully-zoned 35-acre industrial complex located in Kapolei, West Oahu, which is currently 74 percent occupied. Properties sold under the Company’s 1031 program are generally replaced within 180 days of the sale; however, revenue and operating profit for the current period, as compared to a prior period, may be lower because of the interim period that elapses between sale and reinvestment, or if the proceeds are not reinvested because a suitable replacement property that meets the Company’s investment criteria cannot be found.
Operating profit for the third quarter of 2010, before subtracting amounts presented as discontinued operations, was 9 percent lower than 2009, principally due to lower rents in the mainland portfolio.
Leasable space decreased slightly in the third quarter of 2010 compared with the third quarter of 2009, principally due to the following activity:

Dispositions			Acquisitions
Date	Property	Leasable sq. ft	Date	Property	Leasable sq. ft
5-10	Valley Freeway (WA)	228,200	7-10	Komohana (HI)	238,300
2-10	Kele Center (HI)	14,800	4-10	Lanihau Marketplace (HI)	88,300
1-10	Mililani Shopping Center (HI)	180,300	1-10	Meadows on the Parkway (CO)	216,400
12-09	Village at Indian Wells (CA)	104,600	12-09	Firestone Boulevard Building (CA)	28,100
10-09	Pacific Guardian Tower (HI)	130,600

	Total Dispositions	658,500		Total Acquisitions	571,100

In October 2010, the Company closed on the sale of the 898,400 square-foot Ontario Distribution Center located in Ontario, California, and acquired the 141,600 square-foot Little Cottonwood Center located in Sandy, Utah. These transactions resulted in a net reduction of the Company’s portfolio from 8.4 million square feet to 7.7 million square feet. The Company intends to reinvest the Ontario Distribution Center sale proceeds in replacement property that qualifies for tax-deferral treatment under Section 1031 of the Internal Revenue Code, but qualifying for the tax deferral is dependent upon identifying and closing on an acceptable replacement property within the prescribed time period.

Real Estate Leasing – First nine months of 2010 compared with 2009

	Nine Months Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$71.2	$78.3	-9%
Operating profit	$26.9	$33.2	-19%
Operating profit margin	37.8%	42.4%
Occupancy Rates:
Mainland	85%	86%	-1%
Hawaii	93%	95%	-2%

Real Estate Leasing revenue for the first nine months of 2010, before subtracting amounts presented as discontinued operations, was 9 percent lower than 2009, principally due to lower rents in the mainland portfolio and the revenue impact resulting from the timing of acquisitions and dispositions previously described.
Operating profit for the first nine months of 2010, before subtracting amounts presented as discontinued operations, was 19 percent lower than 2009, principally due to the same reasons cited for the quarter.

Real Estate Sales – Third quarter and first nine months of 2010 compared with 2009

	Quarter Ended September 30,
(dollars in millions)	2010	2009	Change
Improved property sales	$--	$8.3	NM
Development sales	2.6	2.3	13%
Unimproved/other property sales	1.7	4.3	-60%
Total revenue	$4.3	$14.9	-71%
Operating profit before joint ventures	$(1.6)	$3.2	NM
Earnings from joint ventures	4.5	0.3	15	X
Total operating profit	$2.9	$3.5	-17%

	Nine Months Ended September 30,
(dollars in millions)	2010	2009	Change
Improved property sales	$70.7	$41.5	70%
Development sales	4.7	5.2	-10%
Unimproved/other property sales	11.2	14.7	-24%
Total revenue	$86.6	$61.4	41%
Operating profit before joint ventures	$28.7	$18.2	58%
Earnings from joint ventures	3.6	0.5	7	X
Total operating profit	$32.3	$18.7	73%

The composition of sales in the third quarter and nine months ended September 30, 2010 and 2009 are described below.
2010 Third Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $4.3 million and $2.9 million, respectively, and included the sales of a non-core land parcel on Maui, a leased fee parcel on Hawaii, and two residential units on Oahu. Operating profit also included $4.5 million of joint venture earnings, principally due to a $5.1 million gain recognized on a settlement of two mortgage loans owed to a project lender under regulatory supervision, partially offset by general and administrative expenses.
2010 – Nine Months Ended September 30: Revenue for the first nine months of 2010, before subtracting amounts presented as discontinued operations, was $86.6 million and, in addition to the sales described above, included the sales of Valley Freeway Corporate Park, an industrial property in Washington State, the Mililani Shopping Center on Oahu, Kele Center on Maui, a 75-acre parcel to Kauai County for affordable housing, three residential units on Oahu, and a leased fee parcel and five vacant parcel sales on Maui. Real Estate Sales operating profit for the first nine months of 2010 included, in addition to the sales described above, $3.6 million of joint venture earnings, principally related to the $5.1 million mortgage settlement gain mentioned previously, but was partially offset by joint venture holding costs.
2009 Third Quarter: Real Estate Sales revenue, before subtracting amounts presented as discontinued operations, was $14.9 million, principally related to the sale of San Jose Avenue Warehouse, an industrial property in California, and the sale of two parcels on Maui.
2009 – Nine Months Ended September 30: Revenue for the first nine months of 2009, before subtracting amounts presented as discontinued operations, was $61.4 million and included the sale of San Jose Avenue Warehouse in California, Hawaii Business Park on Oahu, Southbank II office building in Arizona, five leased fee parcels in Kahului on Maui, six residential condominiums on Oahu, two single-family homes on Kauai and four non-core land parcels on Maui. Operating profit for the first nine months of 2009 also included joint venture income of $0.5 million, principally related to two joint ventures in Valencia, California.

AGRIBUSINESS

As of December 1, 2009, the Company began consolidating the results of the Hawaiian Sugar & Transportation Cooperative (“HS&TC”) because the Company became the sole member. Since HS&TC is a wholly-owned consolidated subsidiary, revenue recognition on raw sugar and molasses sales occurs when HS&TC delivers the sugar and molasses to the Company’s third-party customers. Prior to consolidation, the Company recognized revenue when the raw sugar or molasses was delivered to HS&TC and title and risk of loss had passed. As a result of this consolidation, the timing of revenue recognition differs between 2009 and 2010 and results in year-over-year variances.

Agribusiness – Third quarter of 2010 compared with 2009

	Quarter Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$60.4	$32.5	86%
Operating profit (loss)	$0.8	$(13.8)	NM
Operating profit margin	1.3%	-42.5%
Tons sugar produced	65,900	53,700	23%
Tons sugar sold	78,900	47,300	67%

Agribusiness revenue for the third quarter of 2010 increased $27.9 million, or 86 percent, compared with the third quarter of 2009. The increase was primarily due to $29.4 million in higher bulk raw sugar revenue that was the result of higher sugar prices and higher sales volume, and $1.4 million in higher coffee revenues related to higher volume. These increases were partially offset by $1.2 million in lower specialty sugar revenue resulting from lower sales volumes and a $1.0 million reduction in molasses revenues related to lower sales volume.
Operating profit for the third quarter of 2010 increased $14.6 million compared to the third quarter of 2009. The increase was primarily due to a $14.1 million improvement in raw sugar margins caused by a higher volume of sugar sold in the third quarter of 2010 at positive margins, as compared to a lower volume of sugar sold at negative margins in the third quarter of 2009. The improvement in margins is the result of higher sugar prices and an increase in the projected full-year volume of sugar production over which costs are allocated, resulting in lower per unit costs.

Agribusiness – First nine months of 2010 compared with 2009

	Nine Months Ended September 30,
(dollars in millions)	2010	2009	Change
Revenue	$104.4	$79.4	31%
Operating profit (loss)	$1.5	$(27.0)	NM
Operating profit margin	1.4%	-34.0%
Tons sugar produced	138,400	109,200	27%
Tons sugar sold	113,300	102,200	11%
Agribusiness revenue for the first nine months of 2010 increased $25.0 million, or 31 percent, compared with the first nine months of 2009. The increase was primarily due to a $29.0 million increase in raw sugar revenue, principally the result of higher sugar prices and higher sales volume, and a $2.9 million increase in coffee revenue due to higher sales volume. The increase in revenues was partially offset by $3.2 million in lower specialty sugar revenue resulting from lower sales volume and $2.2 million in lower molasses sales revenue resulting from lower sales volume.
Operating profit for the first nine months of 2010 increased $28.5 million compared to the first nine months of 2009. The increase was primarily due to a $29.2 million improvement in raw sugar sales margins due to the same reasons described for the quarter, partially offset by a $1.9 million lower of cost or market adjustment to coffee inventory in the first quarter of 2010 that was primarily related to the reduced market value of green coffee bean inventory.
Year-to-date 2010 sugar production was 27 percent higher than in 2009 due principally to higher average yields per acre. The higher yields in 2010 were principally the result of improved growing conditions and factory enhancements.

CORPORATE EXPENSES
Corporate expenses were $7.7 million for the third quarter of 2010, compared to $4.9 million for the third quarter of 2009. The increase in corporate expenses is principally due to higher settlement expenses related to senior executive retirements. Corporate expenses for the first nine months of 2010 increased $3.3 million to $18.8 million, compared to corporate expenses for the first nine months of 2009, primarily due to the same reason cited for the quarter.

CONDENSED CASH FLOW TABLE

	Year-to-Date September 30,
(dollars in millions, unaudited)	2010	2009	Change
Cash Flow from Operating Activities	$81	$78	4%

Capital Expenditures (1)
Transportation	(26)	(11)	2	X
Real Estate	(8)	(12)	-33%
Agribusiness and other	(5)	(4)	25%
Total Capital Expenditures	(39)	(27)	44%

Other Investing Activities, Net	(38)	19	NM
Cash Used in Investing Activities	$(77)	$(8)	10	X

Net Debt Proceeds/(Payments)	29	(33)	NM
Proceeds from Issuances of Capital Stock, Including Excess Tax Benefit	4	(1)	NM
Dividends Paid	(39)	(39)	--%
Cash Used in Financing Activities	$(6)	$(73)	-92%

Net Decrease in Cash	$(2)	$(3)	-33%

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2010 and 2009 Third-Quarter and Nine Month Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2010	2009
Three Months Ended September 30:
Revenue	$444.3	$371.0
Income From Continuing Operations	$24.8	$4.5
Discontinued Operations: Properties1	$0.9	$4.0
Net Income	$25.7	$8.5
Basic Earnings Per Share
Continuing Operations	$0.60	$0.11
Net Income	$0.62	$0.21
Diluted Earnings Per Share
Continuing Operations	$0.60	$0.11
Net Income	$0.62	$0.21
Basic Weighted Average Shares Outstanding	41.3	41.0
Diluted Weighted Average Shares Outstanding	41.5	41.2

	2010	2009
Nine Months Ended September 30:
Revenue	$1,185.6	$1,034.3
Income From Continuing Operations	$50.5	$4.3
Discontinued Operations: Properties1	$21.4	$19.8
Net Income	$71.9	$24.1
Basic Earnings Per Share
Continuing Operations	$1.23	$0.10
Net Income	$1.75	$0.59
Diluted Earnings Per Share
Continuing Operations	$1.22	$0.10
Net Income	$1.74	$0.59
Basic Weighted Average Shares Outstanding	41.2	41.0
Diluted Weighted Average Shares Outstanding	41.4	41.0

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenue:	2010	2009	2010	2009
Transportation
Ocean Transportation	$267.5	$234.2	$754.2	$653.8
Logistics Services	92.4	82.3	258.1	238.8
Real Estate
Leasing	24.4	25.2	71.2	78.3
Sales	4.3	14.9	86.6	61.4
Less Amounts Reported In Discontinued Operations	(2.0)	(15.1)	(78.4)	(69.3)
Agribusiness	60.4	32.5	104.4	79.4
Reconciling Items	(2.7)	(3.0)	(10.5)	(8.1)
Total Revenue	$444.3	$371.0	$1,185.6	$1,034.3

Operating Profit, Net Income:
Transportation
Ocean Transportation	$40.4	$24.2	$87.8	$44.8
Logistics Services	1.8	2.2	5.2	5.5
Real Estate
Leasing	9.3	10.2	26.9	33.2
Sales	2.9	3.5	32.3	18.7
Less Amounts Reported In Discontinued Operations	(1.4)	(6.5)	(33.2)	(32.2)
Agribusiness	0.8	(13.8)	1.5	(27.0)
Total Operating Profit	53.8	19.8	120.5	43.0
Interest Expense	(6.3)	(6.7)	(19.3)	(19.2)
General Corporate Expenses	(7.7)	(4.9)	(18.8)	(15.5)
Income From Continuing Operations Before Income Taxes	39.8	8.2	82.4	8.3
Income Taxes	15.0	3.7	31.9	4.0
Income From Continuing Operations	24.8	4.5	50.5	4.3
Income from Discontinued Operations (net of income taxes)	0.9	4.0	21.4	19.8
Net Income	$25.7	$8.5	$71.9	$24.1

Basic Earnings Per Share, Continuing Operations	$0.60	$0.11	$1.23	$0.10
Basic Earnings Per Share, Net Income	$0.62	$0.21	$1.75	$0.59

Diluted Earnings Per Share, Continuing Operations	$0.60	$0.11	$1.22	$0.10
Diluted Earnings Per Share, Net Income	$0.62	$0.21	$1.74	$0.59

Basic Weighted Average Shares Outstanding	41.3	41.0	41.2	41.0
Diluted Weighted Average Shares Outstanding	41.5	41.2	41.4	41.0

Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Current Assets	$306	$307
Investments in Affiliates	320	242
Real Estate Developments	110	88
Property, Net	1,551	1,536
Employee Benefit Plan Assets	3	3
Other Assets	151	204
Total	$2,441	$2,380

LIABILITIES & EQUITY
Current Liabilities	$234	$297
Long-Term Debt, Non-Current Portion	467	406
Liability for Benefit Plans	115	116
Other Long-Term Liabilities	54	48
Deferred Income Taxes	439	428
Shareholders’ Equity	1,132	1,085
Total	$2,441	$2,380